Sub-Item 77Q1: Exhibits.

EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AND ADVISORY FEE WAIVER AGREEMENT

Agreement (“Agreement”) dated as of the 4th day of November, 2011 by and between Northern Funds (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended and Northern Trust Investments, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to Global Tactical Asset Allocation Fund of the Trust (the “Fund”) pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) among the Trust, NTI and Northern Trust Global Investments Limited dated January 29, 2008, as amended.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse expenses for the Fund as set forth on Exhibit A.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to limit the investment advisory fee of the Fund as set forth on Exhibit B.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. NTI shall, from the date of this Agreement to December 31, 2011, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, expenses related to third-party consultants engaged by the Board of Trustees of the Trust, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of the Fund as set forth on Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amount set forth on Exhibit A (“Expense Limit”). NTI shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Expense Limit exceeds the advisory fees payable by the Fund.

2. NTI shall, from January 1, 2012, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of compensation paid to each Trustee who is not an officer, director or employee of Northern Trust Corporation or its subsidiaries (“Trustee Fees”), expenses related to third-party consultants engaged by the Board of Trustees of the Trust, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of the Fund as set forth on Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the Expense Limit. NTI shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Expense Limit exceeds the advisory fees payable by the Fund.

3. NTI shall, from the date of this Agreement, waive all or a portion of its investment advisory fee so that after such waiver the maximum investment advisory fee that NTI shall be entitled to received for the Fund shall not exceed the amount set forth on Exhibit B.

4. The termination date of this Agreement is July 31, 2012 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated or modified by the Trust’s Board of Trustees, with respect to the Fund, at any time if it determines that such termination or modification is in the best interest of the Fund and its shareholders.

5. NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses or waived fees that are the subject of this Agreement at any time in the future.

6. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

Exhibit A

The Northern Funds

Name of Fund	Total Annual Net Fund Operating Expenses (expressed as a percentage of the Fund’s average daily net assets)
Global Tactical Asset Allocation Fund	0.25%

Exhibit B

The Northern Funds

Name of Fund	Advisory Fee After Waiver
Global Tactical Asset Allocation Fund	0.15%